UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: January 4, 2008
 (Date of earliest event reported: December 31, 2007)

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1263 Lake Plaza Drive Suite A, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 31, 2007, Century Casinos, Inc. (the “Company”), through its wholly owned subsidiary Century Casinos Tollgate, Inc., entered into an agreement with Central City Venture LLC (“Venture”) whereby the Company acquired from Venture the remaining 35% of all issued and outstanding partnership units of CC Tollgate LLC (“Tollgate”) that the Company did not already own. Tollgate owns and operates the Century Casino & Hotel in Central City, Colorado. Following the transaction, the Company owns 100% of Tollgate.

The purchase price for the 35% equity interest was $2.1 million. In addition, the Company purchased a $1.0 million note previously issued to Venture by Tollgate as well as $0.2 million of accrued interest. The Company financed the transaction primarily with funds obtained from its revolving credit facility and available cash on hand.

In accordance with US accounting standards, because the Company previously allocated Tollgate’s losses against the $1.0 million note, the Company will be required to recognize the purchase of the $1.0 million note as a charge to the income statement in the fourth quarter 2007. In addition, the Company will now record Tollgate’s net income or losses at 100% (instead of the previous 65%) going forward.

This summary of terms of the agreement is qualified in its entirety by the text of the agreement, a copy of which will be filed with the Company’s Form 10-K for the year ended December 31, 2007.

Item 7.01 Regulation FD Disclosure.

On January 2, 2008, the Company issued a press release announcing the acquisition of the remaining 35% of the issued and outstanding partnership units of Tollgate. A copy of the press release is furnished herewith as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Century Casinos, Inc. press release announcing 100% ownership in Central City, Colorado casino and hotel.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: January 4, 2008	By : /s/ Ray Sienko
Ray Sienko
Chief Accounting Officer